UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2009

COMMUNITY CENTRAL BANK CORPORATION
(Exact name of Registrant as specified in its charter)

Michigan	000-33373	38-3291744
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 N. Main Street, Mt. Clemens, MI	48046
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (586) 783-4500

Not Applicable
(Former name or former address, if changed since last year)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 3.02  Unregistered Sales of Equity Securities.

On October 2, 2009, Community Central Bank Corporation (the “Company”) completed the sale of $1.0 million of equity securities of the Company (the “Capital Investment”), as described in more detail below, to accredited investors (the “Investors”) in an offering exempt from the Securities Act registration requirements under Section 4(2) of the Securities Act of 1933, as amended.

Terms of the Series B Preferred Stock and related Warrant

In connection with the Capital Investment, the Company established a newly authorized series of preferred stock, designated as Series B Cumulative Convertible Perpetual Preferred Stock (the “Series B Preferred Stock”).  The number of authorized shares of Series B Preferred Stock is 5,000.  The Company filed the Certificate of Designation for the Series B Preferred Stock (the “Certificate of Designation”) with the State of Michigan on October 2, 2009, which sets forth the preferences, limitations, voting powers and relative rights of the Series B Preferred Stock, and is attached hereto as Exhibit 4.1.

The Company sold 1,000 shares of Series B Preferred Stock to the Investors for an aggregate purchase price of $1,000,000. The Series B Preferred Stock can be converted into common stock of the Company at any time by the holders, or by the Company under certain circumstances, at an initial conversion price of $8.00 per share of common stock, subject to adjustment and certain limitations, as described below.   A warrant to purchase shares of the Company’s common stock is attached to each share of Series B Preferred Stock. Each Warrant represents the right of the holder to purchase 20 shares of Company common stock at a purchase price of $5.00 per common share and is exercisable for ten years.

Dividends on the Series B Preferred Stock are payable quarterly in arrears if, when and as declared by the Company’s Board of Directors, at a rate of 5.00% per year on the liquidation preference of $1,000 per share.  Dividends on the Series B Preferred Stock will be cumulative.  With certain limited exceptions, unless all accrued and unpaid dividends for all past dividend periods (including the latest completed dividend period) on all outstanding shares of the Series B Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of the shares of Series B Preferred Stock on the applicable record date), the Company may not pay dividends on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to its common stock, Series A noncumulative convertible perpetual preferred stock (“Series A Preferred Stock”), or any other stock ranking equally with or junior to the Series B Preferred Stock. The Series B Preferred Stock is not redeemable by the holders or the Company.

The initial conversion price for the Series B Preferred Stock is $8.00 per share of common stock. Holders of the Series B Preferred Stock may convert their shares into common stock at any time. The Company shall have the right, at its option, to cause some or all of the Series B Preferred Stock to be converted into shares of common stock at any time after a Mandatory Conversion Event, which is any time on or after August 1, 2010, in the event that (i)

the closing price of the Company’s common stock equals or exceeds one hundred twenty-five percent (125%) of the then prevailing conversion price for at least twenty (20) trading days in a period of thirty (30) consecutive trading days, and (ii) the Company has paid in full all accrued and unpaid dividends for all past dividend periods (including the latest completed dividend period) on the shares of Series B Preferred Stock.  However, no holder of Series B Preferred Stock will be entitled to receive shares of common stock upon conversion to the extent (but only to the extent) that such receipt would cause such converting holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 19.9% of the voting power of the Company following such conversion, unless the Company obtains the requisite shareholder approval under NASDAQ Marketplace Rules. Additionally, no holder of Series B Preferred Stock will be permitted to receive common stock upon conversion of its Series B Preferred Stock to the extent such conversion would cause such holder to beneficially own more than 9.9% of the Company’s common stock outstanding at such time.

Holders of the Series B Preferred Stock generally do not have any voting rights, except that the consent of the holders of a majority of the number of shares of Series B Preferred Stock at the time outstanding, consenting as a separate class, shall be necessary to: (i) enter any agreement, contract or understanding or otherwise incur any obligation which by its terms would violate or be in conflict in any material respect with the rights or preferences of the Series B Preferred Stock; (ii) amend the articles of incorporation or bylaws of the Company, if such amendment would alter or change the powers, preferences or special rights of the holders of the Series B Preferred Stock so as to affect them adversely; or (iii) amend or waive any provision in the Certificate of Designation of the Series B Preferred Stock.  Notwithstanding the foregoing, the consent of the holders of the Series B Preferred Stock will not be necessary to authorize or issue, or obligate the Company to issue, any senior stock, parity stock or additional Series B Preferred Stock, or right convertible or exchangeable for senior stock, parity stock or additional Series B Preferred Stock.

The above summary of the Certificate of Designation does not purport to be a complete description of the Certificate of Designation and is qualified in its entirety by reference to the Certificate of Designation attached hereto as Exhibit 4.1.

Item 3.03  Material Modification to Rights of Security Holders.

As part of the Capital Investment, the Company issued 1,000 shares of its Series B Preferred Stock, the terms of which are more fully described in the Certificate of Designation attached hereto as Exhibit 4.1.   The Company may hold subsequent closings and issue up to 1,500 additional shares of its Series B Preferred Stock as additional subscriptions are received.

The holders of the Series B Preferred Stock have preferential dividend and liquidation rights over the holders of the Company’s common stock and Series A Preferred Stock.  Further, the Company’s ability to declare or pay dividends with respect to, or to redeem, purchase or make a liquidation payment with respect to the Company’s common stock and Series A Preferred Stock is limited by the terms of the Series B Preferred Stock. The applicable terms and preferences attached to the Series B Preferred Stock are more fully described in Item 3.02 above, and are contained in the Certificate of Designation attached hereto as Exhibit 4.1.

The above summary is qualified in its entirety by reference to the Certificate of Designation attached hereto as Exhibit 4.1.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On October 2, 2009, the Company filed the Certificate of Designation with the State of Michigan for the purpose of establishing the preferences, limitations, voting powers and relative rights of the Series B Preferred Stock. The Certificate of Designation became effective with the State of Michigan upon filing.

The applicable terms and preferences attached to the Series B Preferred Stock are more fully described in Item 3.02 above, and are contained in the Certificate of Designation.  This description is qualified in its entirety by reference to the copy of the Certificate of Designation, which is attached hereto as Exhibit 4.1.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

4.1
Certificate of Designation of Community Central Bank Corporation filed on October 2, 2009 with the State of Michigan designating the preferences, limitations, voting powers and relative rights of the Series B Preferred Stock.

99.1	Press Release dated October 5, 2009 regarding issuance of the Series B Preferred Stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 5, 2009	COMMUNITY CENTRAL BANK CORPORATION (Registrant) By: /s/ Ray T. Colonius Ray T. Colonius Chief Financial Officer